Exhibit 10.6

13 June 2017

FARFETCH.COM LIMITED

and

FARFETCH UK LIMITED

and

ADVANCE MAGAZINE PUBLISHERS INC.

COLLABORATION SERVICES AGREEMENT

STRICTLY PRIVATE AND CONFIDENTIAL

STRICTLY PRIVATE AND CONFIDENTIAL

COLLABORATION SERVICES AGREEMENT

THIS AGREEMENT is dated 13 June 2017, and is entered into by and between:

(1)	FARFETCH.COM LIMITED, a company incorporated in the Isle of Man with company registration number 000657V, whose registered office is at Grosvenor House, 66-67 Athol Street, Douglas, Isle of Man, IM1 1JE (“FF.com”);

(2)	FARFETCH UK LTD, a company incorporated in England and Wales with company registration number 06400760 and having its registered office at 4th Floor The Bower, 211 Old Street, London EC1V 9NR (“Farfetch”); and

(3)	ADVANCE MAGAZINE PUBLISHERS INC., a company incorporated in the United States of America with Employer Identification Number 13-3479374 and having an office at One World Trade Center, New York, NY 10007 (“AMP”),

being the “Parties” and each being a “Party”.

WHEREAS:

(A)	AMP is entering into this Agreement at the request of FF.com and in consideration for FF.com executing the Warrant Instrument;

(B)	Farfetch owns and operates a leading global fashion online marketplace platform;

(C)	The Advance Group (defined below) is a leading provider of lifestyle content; and

(D)	The Parties wish to collaborate by entering into an Affiliate Program (as defined below) and as otherwise described in this Agreement.

NOW, THEREFORE, it is agreed as follows:

1.	DEFINITIONS AND INTERPRETATION:

1.1	In this Agreement, the following capitalised terms shall have the following meanings:

“Advance Group” means AMP and its Affiliates which owns or operates any of the Advance Group Websites or AMP Marks;

“Advance Group VGS Brand Websites” means the website in each country listed in Appendix 1 to Schedule 1 bearing the “Vogue”, “GQ”, and “Self” AMP Brands which are owned and operated by the Advance Group, and any other websites owned and operated by the Advance Group which the Parties may agree in writing to add to this Agreement from time to time;

“Advance Group Websites” means the Advance Group VGS Brand Websites and the other websites, applications and Social Network pages associated with the AMP Brands in the countries listed in Appendix 1 to Schedule 1, and any other websites or applications to which the Advance Group has rights which the Parties may agree in writing to add to this Agreement from time to time;

“Affiliate” means, in relation to a body corporate, any subsidiary or holding company of such body corporate or an entity that is directly or indirectly controlled by or under common ownership or control with such body corporate, in each case from time to time;

“Affiliate Commission” has the meaning given to it in Clause 9.1;

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“Affiliate Program” means an arrangement, whereby the operators of two websites agree that if the first directs a person to the second operator’s website through a direct link and the person directed engages in a transaction, subject to the terms of the program, the second operator will pay the first operator a commission on that transaction;

“Affiliate Terms and Conditions” means Farfetch’s standard affiliate terms and conditions for its Affiliate Program, the current version of which is set out at Schedule 3 and which may be amended from time to time by Farfetch by notification in writing to AMP;

“Agreement” means this agreement between the Parties which includes these terms and conditions and the Schedules and Appendices;

“AMP Brands” means the marks of the Advance Group listed in Appendix 1 to Schedule 1;

“AMP Content” has the meaning set out in clause 6.2.1;

“AMP Referred Transactions” means those transactions Concluded in the Cookie Window following the Customer being referred to the Farfetch Platform from any of the Advance Group Websites or other Advance Group owned online sources (including Advance Group email) excluding:

(a)	the Online Shopping Guides and any other sources agreed by the Parties from time to time; and

(b)	those transactions that have been excluded in accordance with Farfetch’s De-Duplication Policy;

“Applicable Law” means any of the following, to the extent that it applies to a Party:

(a)	any statute, directive, order, enactment, regulation, bylaw, ordinance or subordinate legislation in force from time to time;

(b)	the common law and the law of equity;

(c)	any binding court order, judgment or decree;

(d)	any applicable industry code, policy or standard enforceable by law; and

(e)	any applicable direction, statement of practice, policy, rule or order that is set out by a governmental regulator that is binding on the Parties,

in any jurisdiction;

“Brand Guidelines” means a Party’s brand guidelines (if any) relating to the use of such Party’s trademarks as may be provided in writing to the other Party from time to time;

“Business Day” a day other than a Saturday, Sunday or public holiday in the United Kingdom when banks in London are open for business;

“Cash Balance” has the meaning given to it in the Warrant Instrument;

“Commercially Reasonable Efforts” means taking such steps and performing in such a manner as a well-managed company would undertake where such company was acting in a determined, prudent and reasonable manner to achieve the particular result for its own benefit;

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“Concluded” means the Customer has made an order for products or services through the Farfetch Platform and completed the transaction and such order has not been cancelled or returned within the applicable cancellation or return period;

“Control” shall be as defined in section 1124 of the Corporation Tax Act 2010, and the expression “Change of Control” shall be construed accordingly;

“Cookie Window” means thirty (30) days from the date that the Referral Cookie is placed on the Customer’s device;

“Customer” means an end user who visits the Advance Group Websites or other Advance Group owned online sources and/or Farfetch Platform, as the context dictates;

“Effective Date” means the date set forth at the beginning of this document;

“Escalation Procedure” has the meaning set out in Clause 16;

“Exercise Date” has the meaning given to it in the Warrant Instrument;

“Exercise Notice” has the meaning given to it in the Warrant Instrument;

“Extension Term” has the meaning given to it in Clause 2.1;

“Farfetch’s De-Duplication Policy” means Farfetch’s De-Duplication policy set out in the Affiliate Terms and Conditions;

“Farfetch Brand” means the mark “Farfetch”;

“Farfetch Platform” means the global fashion online marketplace platform owned and operated by Farfetch which enables luxury brands and boutiques to sell products to consumers;

“Good Industry Practice” means the degree of skill, diligence, prudence and foresight which would ordinarily be expected to be observed by a skilled and experienced professional of international repute engaged in the same or similar type of undertaking as that of a leading online content provider under the same or similar circumstances;

“Gross Transaction Value” means the value of each AMP Referred Transaction in the relevant currency, excluding applicable taxes (including VAT) and postage/delivery fees;

“Initial Period Amount” means the cumulative Affiliate Commission payable in relation to AMP Referral Transactions that occur during each Quarter in the Initial Period;

“Initial Period” means the period beginning on the earlier of the date AMP completes the integration described in Clause 4.2.2 or three (3) months from the Effective Date, and ending on the date which is eighteen (18) months therefrom;

“Initial Term” has the meaning given to it in Clause 2.1;

“Intellectual Property Rights” means all rights in patents, utility models, trade marks, service marks, logos, getup, trade names, internet domain names, copyright (including rights in computer software), design rights, moral rights, database rights, topography rights, confidential information and knowledge (including know how, inventions, secret formulae and processes, market information, and lists of customers (including Customers) and suppliers), and rights protecting goodwill and reputation, in all cases whether registered or unregistered; all other forms of protection having a similar nature or effect anywhere in the world to any of the foregoing and applications for or registrations of any of the foregoing rights which subsist or will subsist now or in the future;

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“Listing” has the meaning given to it in Farfetch.com’s constitutional documents;

“Materials” means, in the case of:

(a)	Farfetch: the Farfetch Brand and the Farfetch images and product feed accessed by AMP via the Performance Horizon Platform, and any other product recommendations, images and associated content provided by Farfetch to AMP to enable AMP to provide the Services; and

(b)	AMP: the AMP Brands, AMP Content, Online Shopping Guides and Promotional Posts;

“MCA” means the Mutual Confidentiality Agreement entered into between the Parties as of March 27, 2017;

“Online Shopping Guides” has the meaning given to it in paragraph 1.1 of Schedule 1;

“Ordinary Shares” means the ordinary shares in the capital of Farfetch.com having par value of £0.10 each and having the rights and privileges set out in Farfetch.com’s constitutional documents;

“Quarter” has the meaning given to it in the Warrant Instrument;

“Performance Horizon Group” means Performance Horizon Group Limited, registered in England & Wales with registration number 07188234 at Level 8, West One, Forth Banks, Newcastle upon Tyne, NE1 3PA;

“Performance Horizon Platform” means the Performance Horizon Group’s software as a service platform providing the technical tools for, and through which Farfetch offers, the Affiliate Program;

“Personal Data” means personally identifiable information as defined by Applicable Law;

“Promotional Posts” means posts by the Advance Group to Social Networks generated by the Advance Group for the purpose of referring Customers to Farfetch as further described in Schedule 1;

“Referral Cookie” means the cookie which has been obtained from and/or through the Performance Horizon Platform placed on a Customer’s device when interacting with the Advance Group Websites used to track whether the Customer is referred to or otherwise accesses the Farfetch Platform out of the immediate session in which the Customer was interacting with the Advance Group Websites;

“Restricted Websites” has the meaning given to it in Clause 11.1;

“Services” means the services, tasks, functions and responsibilities described in Schedule 1 and any additional services or tasks agreed in writing from time to time via the governance structure described in Clause 3;

“Social Network” means any website or other application which is primarily dedicated to enabling users to communicate with each other by posting content such as information, comments, messages and images, including, but not limited to, Facebook, Twitter, Pinterest and Instagram;

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“Term” means the Initial Term and any Extension Term;

“Transaction Data” means the data set out in Schedule 2 relating to AMP Referred Transactions;

“VAT” means value added tax imposed in compliance with European Council Directive 2006/112/EC and any national implementing legislation thereto, or any similar tax imposed in any jurisdiction outside the European Union;

“Warrant Instrument” means the warrant instrument executed by Farfetch.com dated on or about the date hereof in connection with this Agreement.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.2.2	References to “USD” or “$” is a reference to the lawful currency from time to time of the United States.

1.2.3	A reference to “writing” or “written” includes email.

1.2.4	any reference to a “Schedule”, unless the context otherwise requires, is a reference to the relevant schedule to this Agreement, and any reference to a “clause”, unless the context otherwise requires, is a reference to a clause in this Agreement or the relevant Schedule;

1.2.5	the clause and paragraph headings and the contents page in this Agreement are included for convenience purposes only and shall not affect the interpretation of this Agreement;

1.2.6	use of the singular in this Agreement includes the plural and vice versa;

1.2.7	any reference to a Party or the Parties includes their successors in interest and permitted assigns;

1.2.8	any reference to “persons” includes natural persons, companies, corporations, partnerships, limited liability companies, firms, associations, organisations, governmental authorities, foundations and trusts (in each case, whether or not having separate legal personality);

1.2.9	any reference to a statute, statutory provision or subordinate legislation shall, except where the context otherwise requires, be construed as referring to such legislation as amended and in force from time to time and to any legislation which re-enacts or consolidates (with or without modification) any such legislation;

1.2.10	unless otherwise defined, terms used in their relevant business context shall be interpreted in accordance with their generally understood meaning in that industry or business context;

1.2.11	any reference to any agreement or other instrument shall, except where expressly provided to the contrary, include any amendment, variation or novation (in whole or in part) of or to such agreement or other instrument.
1.2.12	References to this Agreement include this Agreement as amended or varied in accordance with its terms.

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1.3	If there is a conflict between the terms and conditions of this Agreement, the Schedules and any other document incorporated by reference into this Agreement, then such conflict shall be resolved by giving precedence to such different parts of this Agreement in the following order of precedence (unless expressly agreed otherwise by the Parties in any document incorporated by reference):

1.3.1	first, Clauses 1 to 19 of this Agreement;

1.3.2	second, the schedules; and

1.3.3	third, any documents incorporated by reference.

2.	COMMENCEMENT AND TERM

2.1	This Agreement shall commence on the Effective Date and, subject to earlier termination pursuant to Clause 15 shall continue for five years following which the Agreement shall automatically expire (the “Initial Term”), unless at least 3 months’ prior to the expiry of the Initial Term a Party notifies the other Party, in writing, of its wish to extend the term and the Parties agree in writing to extend the term of the Agreement for such period as may be agreed between the Parties (the “Extension Term”).

2.2	Unless otherwise agreed between the Parties in writing, each Extension Term will be on the same terms in effect immediately prior to such renewal.

2.3	AMP agrees to enter into, and comply with its obligations under, this Agreement at the request of FF.com and in consideration for FF.com executing the Warrant Instrument and granting to AMP the Warrant (as defined in the Warrant Instrument).

3.	GOVERNANCE AND OBJECTIVES

3.1	Each of the Parties shall appoint a suitably experienced individual who will have the day-to-day responsibility for the management of this Agreement, including the management of risks associated with this Agreement (each a “Representative”).

3.2	The Parties shall, within 3 months of the Effective Date, agree on a governance framework, which will include, without limitation, frequency of meetings, seniority of personnel at meetings, objectives planning, mechanisms for measuring performance and key roles, including commercial and affiliate managers, product engineering leads and the project owner and the structure of how the Parties will work together in an effort to agree on further tasks, services and other activities to further their collaborative relationship.

4.	OBLIGATIONS OF AMP

4.1	AMP shall and shall procure that Advance Group shall perform the Services:

4.1.1	in accordance with the terms of this Agreement, including the Affiliate Terms and Conditions (under which AMP is referred to as ‘affiliate’ or ‘publisher’ (as applicable));

4.1.2	with reasonable care and skill and in accordance with Good Industry Practice; and

4.1.3	in compliance with Applicable Laws.

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4.2	AMP shall:

4.2.1	ensure its systems for the U.S. Advance Group Websites integrate with the Performance Horizon Platform to track links to pay the Affiliate Commission under this Agreement within the first three (3) months of the Term;

4.2.2	work towards ensuring its systems for the non-U.S. Advance Group Websites integrate with the Performance Horizon Platform to track links to pay the Affiliate Commission under this Agreement during rollout of the “Copilot” content management system, and AMP will provide to Farfetch its roadmap, including timing, for doing so within the first month of the Term;

4.2.3	promptly notify Farfetch in writing in the event:

(a)	a third party ecommerce market place makes an offer that AMP management is seriously considering for acceptance by Advance Group; or

(b)	any member of the Advance Group offers to a third party ecommerce market place the opportunity for the Advance Group to,

post more than 54 promotional posts per month across the Advance Group’s Social Network (“Third Party Proposal”) and provide Farfetch an opportunity to increase Farfetch’s minimum number of Promotional Posts per month on Advance Group’s Social Network to match or exceed the number of promotional posts set forth in the Third Party Proposal under substantially similar commercial terms as the Third Party Proposal.

5.	OBLIGATIONS OF FARFETCH

5.1	Farfetch shall:

5.1.1	pay all ongoing fees for use of the Performance Horizon Platform hereunder (i.e., there will no payment due by the Advance Group therefore);

5.1.2	use Commercially Reasonable Efforts to co-operate with AMP and shall provide to AMP, at AMP’s written request and subject to any confidentiality or other legal restrictions, such information concerning Farfetch as is reasonably necessary to enable AMP to perform the Services;

5.1.3	continue to include luxury brands in its merchandise and use Commercially Reasonable Efforts to maintain sufficient quantities of such luxury merchandise for sale through the Farfetch Platform to enable Advance Group to fulfil the Services under this Agreement; and

5.1.4	operate its Affiliate Program and otherwise perform its obligations under this Agreement:

(a)	in accordance with the terms of this Agreement;

(b)	with reasonable care and skill and in accordance with Good Industry Practice; and

(c)	in compliance with Applicable Law.

6.	INTELLECTUAL PROPERTY

6.1	Nothing in this Agreement, or any part thereof, will operate to transfer ownership of any Intellectual Property Rights, or any part thereof, belonging to a Party or its Affiliates (including the Advance Group).

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6.2	AMP hereby grants (or shall procure the grant) to Farfetch, during the Term, a worldwide, non-exclusive, non-transferable, royalty free, licence to:

6.2.1	embed on the Farfetch Platform any content (including images) posted by Advance Group on its Advance Group VGS Brand Websites’ Social Network pages that is made available for dissemination via the Social Networks’ public API (“AMP Content”), provided Farfetch does not alter the content or links, and provided further that AMP reserves the right to object at any time to a particular use in the event Advance Group becomes aware it does not have rights in such content, and Farfetch will make such reasonable changes requested by AMP (which may include, for the sake of clarity, ceasing such use);

6.2.2	create a section of the Farfetch Platform called “The Vogue Edit” exclusively featuring the Vogue Online Shopping Guide (and branded with the “Vogue” AMP Brand) and another section of the Farfetch Platform called “The GQ Edit” exclusively featuring the GQ Online Shopping Guide (and branded with the “GQ” AMP Brand), or such other name(s) for such sections as determined in AMP’s sole discretion (the “Edit Sections”), provided that: (i) all usage of the AMP Brands complies with AMP’s Brand Guidelines, (ii) Farfetch provides an opportunity for AMP to review and approve the look-and-feel of the Edit Sections and all use of the AMP Brands prior to going live; and (iii) Farfetch may not alter, change, edit or revise the Online Shopping Guides without AMP’s prior written approval;

6.2.3	use Promotional Posts on the Farfetch Platform and Social Network, where such use is through embedding or reposts; and

6.2.4	use the AMP Brands solely in connection with the Services and to benefit from the rights granted to it under the Agreement.

6.3	Any and all goodwill arising from Farfetch’s use of the AMP Materials will inure to the benefit of AMP.

6.4	Farfetch agrees that nothing in this Agreement shall give Farfetch any right, title or interest in the AMP Materials other than the right to use the same in accordance with this Agreement.

6.5	Farfetch hereby grants (or shall procure the grant) to AMP, during the Term, a worldwide, non-exclusive, non-transferrable, royalty free licence to use:

6.5.1	the Farfetch Materials solely to provide the Services;

6.5.2	the Farfetch Brand solely to provide the Services and in accordance with Farfetch’s Brand Guidelines and the Affiliate Terms and Conditions.

6.6	Any and all goodwill arising from AMP’s use of the Farfetch Materials will inure to the benefit of Farfetch.

6.7	AMP agrees that nothing in this Agreement shall give AMP any right, title or interest in the Farfetch Materials other than the right to use the same in accordance with this Agreement.

6.8	Each Party shall promptly give written notice to the other Party of any actual, threatened or suspected infringement of the other Party’s Intellectual Property Rights resulting from fulfilment of its obligations under this Agreement of which it becomes aware.

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7.	TRANSACTION DATA AND REPORTS

7.1	Farfetch will provide AMP with Transaction Data through the Performance Horizon Platform.

7.2	Within five (5) Business Days of the end of each month, AMP will provide a report outlining the number of impressions served and on which sites such servings were made in providing the promotional inventory Service as set out in Clause 1.3 of Schedule 1 during the previous month.

7.3	The Parties may agree to discuss opportunities to exchange data in compliance with Applicable Law for the benefit of both Parties, including for example syncing the Transaction Data with AMP’s data in its digital (data) management platform (DMP), but, for the avoidance of doubt, there is no obligation on either Party to enter into any agreement regarding the same and any agreement to undertake such opportunities shall be subject to agreement on terms and conditions, including any charges or other consideration payable.

8.	PERSONAL DATA

8.1	This Agreement does not contemplate either Party processing Personal Data for and on behalf of the other Party. To the extent either Party processes Personal Data to fulfil its obligations under this Agreement, such Party will do so in compliance with Applicable Law.

8.2	To the extent that the Parties agree to changes under this Agreement that will result in either Party processing any Personal Data for and on behalf of the other Party, the Parties shall negotiate in good faith an addendum or amendment to this Agreement to enable both Parties’ compliance with Applicable Law.

9.	COMMISSION AND PAYMENT

9.1	Farfetch shall pay to AMP a commission of 10% of Gross Transaction Value converted to USD on the date of payment (“Affiliate Commission”) in accordance with this Clause 9 for the Services provided under this Agreement. All conversions to USD will be based on Farfetch’s standard exchange rate for all members of its Affiliate Program in effect on the Business Day of the date of payment.

9.2	Subject to Clause 9.4, on the Exercise Date, AMP may elect, in its sole discretion for up to $10,000,000 (the “Exercise Cap”) of the Initial Period Amount to be satisfied by the issuance to AMP of Ordinary Shares in accordance with the Warrant Instrument or by payment in USD in such proportions as AMP may specify in its Election Notice; provided however, that if on the Exercise Date, the Cash Balance is less than USD 75,000,000 (the “Minimum Balance”) or payment in USD would cause the Cash Balance to fall below the Minimum Balance, then Farfetch may elect, in its sole discretion, to defer such portion of the USD payment (the “Excess USD”) as is necessary for it to maintain the Minimum Balance until the earlier of (i) ten (10) Business Days after the date that the payment of the Excess USD would not cause the Cash Balance to fall below the Minimum Balance, (ii) the one-year anniversary of the Exercise Date and (iii) the date any the of the events described clause 15.1 hereof shall occur that would give rise to AMP having the right with immediate effect to terminate this Agreement by issuing a notice of termination to Farfetch. If at any time following the Exercise Date, Farfetch is able to pay some, but not all of the Excess USD without falling below the Minimum Balance, it shall reduce the outstanding amount of the Excess USD by making such partial payment to AMP as soon as reasonably practicable.

9.3	Any portion of the Initial Period Amount in excess of Exercise Cap shall be paid to AMP in USD.

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9.4	If the Warrant Instrument has terminated in accordance with its terms, the Initial Period Amount shall be paid in USD.

9.5	Subject to Clause 9.6, AMP shall give written notice (an “Election Notice”) to FF.com stating the manner in which it wishes the Initial Period Amount to be satisfied by no later than the date which is ten (10) Business Days after receipt by AMP (i) from the Performance Horizon Platform or such other platform as the Parties are using to monitor and track transactions hereunder of the calculation of the aggregate Affiliate Commission for the Initial Period and (ii) receipt from the Company of its calculation of the number of Ordinary Shares capable of being subscribed on the Exercise Date in accordance with the terms of the Warrant Instrument. Farfetch shall cause such information to be delivered to AMP by no later than thirty (30) days after the end of the Initial Period. If all or part of the Initial Period Amount is to be satisfied by the issuance to AMP of Ordinary Shares, AMP shall deliver, along with the Election Notice, an Exercise Notice in accordance with the Warrant Instrument.

9.6	If Farfetch.com notifies AMP in accordance with clause 7.1(k) of the Warrant Instrument that a Listing is anticipated prior to the expiry of the Initial Period, AMP may serve an Exercise Notice in accordance with the terms of the Warrant Instrument.

9.7	Following the Initial Period, Farfetch shall pay the Affiliate Commission in USD within 30 days of the date of receipt of the monthly invoice for the Affiliate Commission being generated by the Performance Horizon Platform . Such notice shall include each of the items specified in clause 9.5(i) and (ii) above.

9.8	The Affiliate Commission and all other sums payable by or on behalf of Farfetch under this Agreement which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and accordingly if VAT is or becomes chargeable on the Affiliate Commission or other such sums payable by or on behalf of Farfetch under this Agreement and the supplier (for Vat purposes) of the relevant goods or services is required to account to the relevant tax authority for the VAT, Farfetch must pay to the supplier (in addition to and at the same time as paying the Affiliate Commission or other sum) an amount equal to the amount of the VAT (and the supplier must promptly provide an appropriate VAT invoice to Farfetch). The Affiliate Commission and all other payments made by or on behalf of any party under this Agreement, shall be paid free from any deduction or withholding for or on account of Tax, except for any such deductions or withholdings required by law.

9.9	Farfetch shall, each calendar quarter, pay to AMP ten thousand USD ($10,000) for creation of the Online Shopping Guides in accordance with this Agreement.

9.10	Farfetch shall, each month, on production of invoices or other proof of costs incurred reasonably acceptable to Farfetch, reimburse the Advance Group for all reasonable costs incurred in the prior calendar month associated with gaining the necessary rights to likenesses and names of individuals and copyrighted content included in the Online Shopping Guides and Promotional Posts where they appear on the Farfetch Platform, provided that AMP shall not incur, and Farfetch shall not pay any costs in excess of five thousand USD ($5,000) per month without Farfetch’s prior written agreement.

10.	AFFILIATE TERMS AND CONDITIONS

10.1	Notwithstanding anything in this Agreement, to the extent the Affiliate Terms and Conditions are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail, including, for the avoidance of doubt, the provisions regarding termination of this Agreement and Intellectual Property Rights shall apply to the exclusion of any such provisions in the Affiliate Terms and Conditions. For the sake of clarity, the Affiliate Terms and Conditions do not and shall not provide Farfetch a right to suspend or terminate the Advance Group’s participation in its Affiliate Program without terminating this Agreement.

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10.2	In the event Farfetch wishes to amend the Affiliate Terms and Conditions and such amendments would be likely have a material impact on this Agreement, including an impact on the Affiliate Commission payable or would otherwise be unreasonably onerous on Advance Group, the Parties will meet to discuss and work together in good faith to resolve any issues.

11.	EXCLUSIVITY

11.1	During the period from the Effective Date until the third anniversary of the Effective Date, the Advance Group shall not enter into an affiliate partnership, involving any of the following ecommerce websites: Net-a-Porter.com, MrPorter.com, Ssense.com and MatchesFashion.com (the “Restricted Websites”). The foregoing restriction shall not be interpreted as to prevent:

11.1.1	the Advance Group from engaging with the Restricted Websites on advertising or marketing campaigns except where such advertising or marketing campaign is part of Affiliate Programs;

11.1.2	continuing to work with “Skimlinks” or other providers that offer a similar solution, provided that the Advance Group must procure that Skimlinks and such other providers disable the opportunity for commission on referrals from the Restricted Websites;

11.1.3	any member of the Advance Group from engaging with the Restricted Websites to utilize white label technology platforms of such Restricted Websites;

11.1.4	any member of the Advance Group from:

(a)	making minority equity investments in any company which has or in the future enters into affiliate programs with any or all of the foregoing Restricted Websites; and/or

(b)	acquiring any business which, at the time of such acquisition, has affiliate programs with any or all of the foregoing Restricted Websites, nor does this restrict any such acquired business from continuing its affiliate programs after such acquisition; provided that revenue from the Restricted Website’s Affiliate Programs in aggregate constitute less than 50% of the acquired business’s total revenues at the time of such acquisition.

12.	WARRANTIES

12.1	Each Party warrants to the other Party that as of the Effective Date:

12.1.1	it is validly incorporated, in existence and duly registered under the laws of its country of incorporation;

12.1.2	it has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement in accordance with its terms;

12.1.3	this Agreement constitutes (or shall constitute when executed) valid, legal and binding obligations upon it;

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12.1.4	its execution and delivery of this Agreement and the performance of it and compliance with its terms and provisions will not conflict with or result in a breach of, or constitute a default under, its constitutional documents, any agreement or instrument to which it is a party or by which it is bound, or any Applicable Law;

12.1.5	it owns or otherwise possesses sufficient Intellectual Property Rights in and to its Materials that are necessary for it to perform its obligations and grant the licences under this Agreement;

12.1.6	it shall obtain and retain, all third party and regulatory approvals, licences, consents and rights necessary to perform its obligations under this Agreement; and

12.1.7	it will use Commercially Reasonable Efforts to prevent the transmission to the other Party or its systems any viruses, worms, time bombs, Trojan horses or other harmful malicious code, files, scripts or agents.

13.	LIMITATION OF LIABILITY

13.1	Nothing in this Agreement shall limit or exclude each Party’s liability for:

13.1.1	death or personal injury caused by its negligence, or the negligence of its personnel, agents or subcontractors;

13.1.2	its indemnity obligations under Clause 14;

13.1.3	breach of clause 18 (Confidentiality);

13.1.4	fraud or fraudulent misrepresentation;

13.1.5	any other matter in respect of which it would be illegal to exclude or attempt to exclude liability.

13.2	Subject to Clause 13.1, each Party shall not be liable to the other Party, whether in contract or tort (including negligence), for breach of statutory duty, or otherwise, arising under or in connection with this Agreement for:

13.2.1	loss of profits;

13.2.2	any indirect or consequential loss.

13.3	Subject to Clauses 13.1, each Party’s total liability to the other Party, whether in contract, tort, negligence, misrepresentation, breach of statutory duty, or otherwise, arising under or in connection with this Agreement shall be limited to USD 10,000,000.

14.	INDEMNITY

14.1	Each Party (the “Indemnifying Party”) will indemnify, defend, and hold the other Party (“Indemnified Party”) and its Affiliates harmless, from and against any and all losses, expenses, costs, damages, judgments, and liabilities (including all reasonable attorneys’ fees and expenses and taxes thereon) arising out of or in connection with any claim, complaint, lawsuit, demand, cause of action, or proceeding brought by a third party claiming that the Indemnified Party’s use of the Indemnifying Party’s Materials in accordance with this Agreement infringes any Intellectual Property Rights or other proprietary rights of any other person (“Claim”).

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14.2	The Indemnified Party seeking indemnification will give prompt written notice of any applicable Claim to the Indemnifying Party; provided, however, that failure to give such notice will not relieve Indemnifying Party of any liability hereunder (except to the extent Indemnifying Party has suffered actual prejudice by such failure). The Indemnified Party shall provide reasonable assistance to defend or settle an applicable Claim at Indemnifying Party’s expense. The Parties agree that Indemnifying Party shall have primary control of the defence and settlement of such Claim provided that Indemnified Party shall have the right to participate in the defence and settlement negotiations of such Claim through its own counsel at its own expense, and provided further that Indemnifying Party shall not agree to any settlement or compromise that imposes any obligation or liability on Indemnified Party without such Party’s prior written consent.

15.	TERMINATION

15.1	Without affecting any other right or remedy available to it, either Party may terminate this Agreement (in whole or part) with immediate effect by giving written notice to the other Party if:

15.1.1	the other Party commits a material breach of this Agreement and fails to remedy that breach within a period of thirty (30) days after being notified in writing to do so;

15.1.2	the other Party takes any step or action in connection with its entering administration, provisional liquidation or any composition or arrangement with its creditors (other than in relation to a solvent restructuring), being wound up (whether voluntarily or by order of the court, unless for the purpose of a solvent restructuring), having a receiver appointed to any of its assets or ceasing to carry on business or, if the step or action is taken in another jurisdiction, in connection with any analogous procedure in the relevant jurisdiction;

15.1.3	the other Party suspends, or threatens to suspend, or ceases or threatens to cease to carry on all or a substantial part of its business;

15.1.4	the other Party’s financial position deteriorates to such an extent that in the terminating Party’s reasonable opinion the other Party’s capability to adequately fulfil its obligations under this Agreement has been placed in jeopardy; or

15.1.5	either Party experiences a Change of Control save for a Change of Control which is a solvent reorganisation, reconstruction or amalgamation or a Listing.

15.2	On termination of this Agreement for whatever reason:

15.2.1	subject to 15.2.2, the Parties shall stop using or allowing the use of any trademarks, logos, symbols, brands or other similar identifiers (whether registered or unregistered) owned by, or licensed to them by, the other Party under this Agreement. The licenses held by the Parties to use such Intellectual Property Rights under any other agreement between the Parties that is still in force shall not be affected;

15.2.2	such termination shall not affect any of the Parties’ rights and remedies that have accrued as at termination, including the right to claim damages in respect of any breach of this Agreement which existed at or before the date of termination;

15.2.3	any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination shall remain in full force and effect; and

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15.2.4	each Party shall deal with the other Party’s Confidential Information (as defined in the MCA) in accordance with MCA referenced in clause 18.

16.	ESCALATION PROCEDURE

16.1	In relation to any dispute arising under or in connection with this Agreement the Parties shall, prior to pursuing legal proceedings, attempt to resolve the dispute between them in accordance with the procedure set out in this Clause 16 (the “Escalation Procedure”).

16.2	The Escalation Procedure may be initiated by either Party by giving written notice to the other Party. All disputes shall in the first instance be referred for resolution to the CDO for AMP and the CMO for Farfetch, or, in each case, such replacement person as may be notified to the other Party from time to time.

16.3	The Parties shall address any dispute in a timely and constructive manner that reflects the concerns and commercial interests of each Party.

16.4	If, having been referred in accordance with Clause 16.2, the dispute is not resolved within ten (10) Business Days, the Parties shall escalate the dispute for resolution to Jonathan Newhouse for AMP and the CEO for Farfetch, or, in each case, such replacement person as may be notified to the other Party from time to time.

16.5	Nothing in this Clause 3 will restrict or delay either Party’s freedom to commence or pursue legal proceedings in accordance with Clause 19.10 to preserve any legal right or remedy, including to seek equitable remedies.

17.	NOTICES.

17.1	Routine communications under this Agreement may be made by e-mail. Any legal notices under this Agreement, including without limitation notices regarding termination, breach, indemnification, or other similar non-routine matters (“Legal Notices”), shall be effective only in a physical written document in the English language, addressed as provided in Clause 17.2.

17.2	Legal Notices under this Agreement shall be sent for the attention of the person and to the address as set out below:

For Farfetch, to:

Name:	Farfetch UK Limited
For the attention of:	Elliot Jordan, Chief Financial Officer, Farfetch
Address:	The Bower, 4th Floor, 211 Old Street, London, EC1V 9NR United Kingdom

with a copy to:

Name:	Farfetch UK Limited
For the attention of:	Group Legal
Address:	The Bower, 4th Floor, 211 Old Street, London, EC1V 9NR
United Kingdom

For AMP, to:

Name:	Condé Nast
For the attention of:	Matthew Starker
Address:	One World Trade Center, New York, NY 10007-2915

with a copy to:

Name:	Sabin, Bermant & Gould, LLP
For the attention of:	John Gigante
Address:	One World Trade Center, 44th Floor, New York, NY 10007-2915

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17.3	Each Party may notify the other Party of any change to its address or other details specified in Clause 17.2; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

18.	CONFIDENTIALITY

The terms and conditions of the MCA are hereby incorporated into this Agreement by reference, thereby extending the term of such MCA to run concurrent with this Agreement with respect to any Confidential Information (as defined in the MCA) exchanged by the Parties hereunder.

19.	GENERAL

19.1	Force majeure. Neither Party shall be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure results from events, circumstances or causes beyond its reasonable control.

19.2	Assignment and other dealings. Neither Party shall assign, transfer, charge, subcontract, declare a trust over or deal in any other manner with any or all of its rights and obligations under this Agreement without the other Party’s prior written consent, except that either Party may assign the benefit of this Agreement, in whole or in part, to, a respective Affiliate.

19.3	Entire agreement. Each Party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement or the Warrant Instrument. Each Party agrees that it shall have no claim for innocent or negligent misrepresentation based on any statement in this Agreement. This Agreement and the Warrant Instrument sets out the entire agreement and understanding between the Parties in respect of the subject matter of this Agreement.

19.4	Variation. No variation of this Agreement shall be effective unless it is in writing and signed by the Parties (or their authorised representatives).

19.5	Waiver. A waiver of any right or remedy is only effective if given in writing and shall not be deemed a waiver of any subsequent breach or default. A delay or failure to exercise, or the single or partial exercise of, any right or remedy shall not:

19.5.1	waive that or any other right or remedy; or

19.5.2	prevent or restrict the further exercise of that or any other right or remedy.

19.6	Severance. Where any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, then such provision shall be deemed to be severed from this Agreement and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the Parties under this Agreement and that, where permissible, shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.

19.7	Third party rights. No third party entity will have the right to enforce any provision of this Agreement as a third party beneficiary, including pursuant to the Contracts (Rights of Third Parties) Act 1999.

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19.8	Survival. Any provisions of this Agreement which are intended to survive termination or expiry, or which are required to give effect to such termination or on-going obligations of either Party following such termination or expiry, shall survive termination or expiry of this Agreement.

19.9	Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute one agreement.

19.10	Governing law and Jurisdiction. This Agreement, and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation, shall be governed by, and construed in accordance with, the laws of England. Each Party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Agreement or its subject matter or formation.

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SIGNATORIES

Signed on behalf of Farfetch UK Ltd:

/s/ José Neves

Date: 13 June 2017

Signed on behalf of FF.com:

/s/ José Neves

Date: 13 June 2017

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Signed on behalf of Advance Magazine Publishers Inc.:

/s/ Robert Sauerberg

Date 13 June 2017

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SCHEDULE 1

SERVICES

1.	SERVICES

1.1	Online Shopping Guides

1.1.1	Each calendar quarter starting on July 1, 2017, AMP shall create a total of six (6) online shopping guides (“Online Shopping Guides”) as follows: (a) one (1) Online Shopping Guide geared towards U.S. readership and customised for each of the “Vogue”, “GQ” and “Self” AMP Brands (the “U.S. OSGs”); and (b) one (1) Online Shopping Guide geared towards non-U.S. readership and customised for each of the “Vogue”, “GQ” and “Self” AMP Brands (the “Non-U.S. OSGs”). The content of the Online Shopping Guides will specifically link to the Farfetch Platform (or such other wholly owned and operated Farfetch website as agreed upon by the Parties).

1.1.2	At least thirty (30) days prior to the start of each calendar quarter, Farfetch will provide to the Advance Group the top performing themes and product categories based on market level trends and seasonality.

1.1.3	AMP shall use Commercially Reasonable Efforts to monitor links from the Online Shopping Guides to the Farfetch Platform and promptly fix any technical issues with such functionality.

1.1.4	AMP will publish the U.S. OSGs on www.vogue.com, www.gq.com and www.self.com.

1.1.5	The Advance Group will publish the Non-U.S. OSGs on:

Vogue	GQ	SELF

UK: http://www.vogue.co.uk/

France: http://www.vogue.fr/

Italy: http://www.vogue.it/

Germany: http://www.vogue.de/

Spain: http://www.vogue.es/

Mexico: http://www.vogue.mx/

India: http://www.vogue.in/

China: http://www.vogue.com.cn/

Taiwan:https://www.vogue.com.tw/

Japan: https://www.vogue.co.jp/

Russia: http://www.vogue.ru/

Uk: http://www.gq-magazine.co.uk/

France:http://www.gqmagazine.fr/

Italy: https://www.gqitalia.it/

Germany:http://www.gq-magazin.de/

Spain:http://www.revistagq.com/

Mexico: http://www.gq.com.mx/

India: https://www.gqindia.com/

China: http://www.gq.com.cn/

Taiwan: http://www.gq.com.tw/

Japan: https://gqjapan.jp/

Russia: http://www.gq.ru/

http://www.self.com.cn/

1.2	Promotional Posts

1.2.1	Starting July 1, 2017, the Advance Group will generate a minimum of 54 total Promotional Posts per month across Social Networks. Thirty percent (30%) of such Promotional Posts will be posted on Social Network accounts associated with the Advance Group Websites in the U.S., and the remaining seventy percent (70%) will be posted on Social Network accounts associated with the Advance Group Websites in the non-U.S. countries set out in Appendix 1 to this Schedule 1. The Advance Group will use Commercially Reasonable Efforts to divide the Promotional Posts allocated for non-U.S. countries among the Tiers set out in Appendix 1 as follows:

(a)	50% of the 70% Promotional Posts allocated to non-U.S countries for Tier 1;

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(b)	35% of the 70% Promotional Posts allocated to non-U.S countries for Tier 2; and

(c)	15% of the 70% Promotional Posts allocated to non-U.S countries for Tier 3.

The Parties agree to re-evaluate the effectiveness of this allocation on at least an annual basis

1.2.2	At least fifteen (15) days prior to the start of each calendar month, Farfetch will provide to the Advance Group the top performing themes and product categories based on market level trends and seasonality.

1.2.3	All Promotional Posts to Instagram must:

(a)	have @farfetch reference included in the copy of the post, provided such practice is not in breach of Instagram’s terms and conditions;

(b)	feature in the main feed not in the stories segment:

1.3	Promotional Inventory

Provide promotional inventory for the purpose of referring Customers to the Farfetch Platform via run-of-network display advertising on the Advance Group Websites at a rate of an average of 2,000,000 total impressions per month, provided that to the extent Farfetch has reason to believe in good faith that an Advance Group Website would bring Farfetch into disrepute, Farfetch will notify AMP of its concerns in writing and AMP shall not display such advertising on those sites notified. Notwithstanding the foregoing, Farfetch acknowledges and agrees that the Advance Group Websites existing as of the Effective Date (set forth in Appendix 1 to Schedule 1) are deemed approved.

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Appendix 1

Websites and Social Networks by Title and Country

USA Advance Group Websites

Country	AMP Brand
USA	Allure
USA	Architectural Digest
USA	Arstechnica
USA	Backchannel
USA	Bon Appetít
USA	Brides
USA	Condé Nast Traveler
USA	Epicurious
USA	Glamour
USA	Golf Digest
USA	Golfworld
USA	GQ
USA	GQStyle
USA	The New Yorker
USA	Pitchfork
USA	The Scene
USA	SELF
USA	Teen Vogue
USA	Vanity Fair
USA	Vogue
USA	W
USA	Wired

Rest of the World Advance Group Websites

China	Vogue	Tier 1
France	Vogue
UK	Vogue
China	Self
Spain	Vogue
Mexico	Vogue
Italy	Vogue
Russia	Vogue
Mexico	GQ
UK	GQ
China	GQ
Italy	Vanity Fair
Japan	Vogue

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Taiwan	Vogue
France	GQ
UK	Glamour	Tier 2
India	Vogue
Mexico	Glamour
Russia	Glamour
France	Glamour
Spain	Glamour
India	GQ
India	CN Traveller
UK	CN Traveller
Spain	Vanity Fair
Spain	GQ
Italy	Glamour
Taiwan	GQ
Russia	GQ
Russia	Tatler
UK	Tatler
Germany	Vogue
Italy	GQ
Germany	Glamour	Tier 3
France	Vanity Fair
China	CN Traveller
Spain	CN Traveller
Japan	GQ
Mexico	Vanity Fair
Japan	Vogue Girl
Germany	GQ

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SCHEDULE 2

Transaction Data consists of all data collected from the standard data fields available through the Performance Horizon Platform. As at the Effective Date, the data includes: Conversion Number, Campaign ID, Conversion Reference, Currency, Customer Reference, Voucher, Customer type (NEW / EXISTING), Country, Devise Type, Customer Repeat Visits: (Not currently available), Return, Return Date, Tax, Delivery Cost, Sale Value, Category, Sku, Value, Quantity, Product Description, Size, Colour, Gender, Designer Name, Gross Value, GBP Amount.

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SCHEDULE 3

AFFILIATE TERMS AND CONDITIONS

Farfetch Promotions

•	Affiliates must only promote offers/events/promotions communicated to them through the affiliate channel.

•	VIP Private Sale and Private Sale are invitation only events and must not be shared or advertised on any website, blog or social media account

•	Commission will not be paid if the above terms are broken

Commission

•	Farfetch operates a 30 day cookie window

•	VAT is not included in the commission payment

•	Delivery cost is not included in the commission payment

•	Commission will not be paid on orders that are cancelled or returned

De-Duplication

If the subsequent visit following a referral to Farfetch via an affiliate site is any of the sources listed below, the affiliate will not receive commission if a transaction occurs. The transaction window is set to 30 days.

Another Affiliate

Refer-a-friend code is used at check-out

Generic PPC ad (does not contain Farfetch in search ad)

Generic SEO Link

Email excluding:

Saved Items

Abandoned Basket

Welcome

Wish List

Abandoned Search

Alternative Stock

Password reset

Display excluding:

Cart Abandoners

Product Viewers

Converters

PPC

•	Publishers are not allowed to send traffic directly to the Farfetch website

•	Publishers are not allowed to display their ads when the brand name is entered as a search keyword

•	Publishers are not allowed to display their ads when misspellings of the brand name are entered as search keywords

•	Publishers are not allowed to display their ads when the brand name plus generic words are entered as search keywords

•	Publishers are not allowed to use the brand name in the display URL

•	Publishers are not allowed to use the brand name within the title and description

•	Publisher should add the brand name into the negative keywords (thus preventing publishers from appearing in brands + generic)

•	The following specific keywords should not appear in the publisher ads:

•	farfetch.com

•	www.farfetch.com

•	far-fetch

•	farfetch

Intellectual Property

Publishers will have access to Farfetch images and product feed (all, the “Farfetch Materials”) via the Performance Horizon network. Farfetch hereby grants Publisher during the term of this agreement a non-exclusive, non-transferrable licence to use and copy the Farfetch Materials solely to provide the services under this agreement (and the Performance Horizon Partner Sign Up Terms), for so long as Publisher remains an approved Farfetch Publisher within the Performance Horizon network. Any and all goodwill arising from Publisher’s use of the Farfetch Materials will inure to the benefit of Farfetch. Publisher agrees that nothing in this agreement shall give the Publisher any right, title or interest in the Farfetch Materials other than

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the right to use the same in accordance with this agreement. The Publisher acknowledges that all intellectual property rights in the Farfetch Materials belong and shall belong to Farfetch, and the Publisher shall have no rights in or to the Farfetch Materials other than the right to use it in accordance with these terms and conditions.

Terminating Affiliate Partnerships

•	Should any of the above terms and conditions be breached, Farfetch have the right to remove any publisher from the programme with immediate effect.

•	Farfetch, in its sole discretion, has the right to remove any publisher from the programme with immediate effect.